THIS GOVERNING AGREEMENT is made on 15 April 1999

BETWEEN

REED INTERNATIONAL P.L.C. a company incorporated in England with registered number 77536 and having its registered office at 25 Victoria Street, London SW1H OEX (Reed);

ELSEVIER NV a company incorporated in The Netherlands with Chamber of Commerce file number 33155037, and having its principal office at Van de Sande Bakhuyzenstraat 4, PO Box 470, 1000 AL Amsterdam, The Netherlands (Elsevier).

WHEREAS

(A) Reed and Elsevier announced on 17 September 1992 that they had agreed in principle to merge their businesses.

(B) The parties entered into an Implementation Agreement on 30 October 1992 which was amended subsequently (the Implementation Agreement) pursuant to which the parties entered into a Governing Agreement dated 1 January 1993 which was amended subsequently (the Original Governing Agreement).

(C) Subject to requisite shareholder approvals at the 1999 annual general meetings of Reed and Elsevier, the parties have agreed to make certain amendments to the Original Governing Agreement, to provide for a more unified management structure for Reed, Elsevier and Reed Elsevier. Those amendments, together with all the surviving provisions of the Original Governing Agreement are set out in this Governing Agreement and shall be effective from the later of such approvals.

(D) (1) Reed holds 10,000 "R" shares and 100,000 "G" shares in the capital of Reed Elsevier and 101 R shares in the capital of Elsevier Reed Finance; (2) Elsevier holds 10,000 "E" shares in the capital of Reed Elsevier, 119 E shares in the capital of Elsevier Reed Finance, 250 E shares in the capital of Reed Elsevier Nederland BV and 5 E shares in the capital of Reed Elsevier Overseas BV; (3) RHBV, a wholly-owned subsidiary of Reed, holds 4,049,951 Exchange shares in Elsevier; and (4) Reed Elsevier Holdings BV, a wholly-owned subsidiary of Reed Elsevier, holds the remaining issued capital of Reed Elsevier Nederland BV and Reed Elsevier Overseas BV.








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(E) This Agreement sets out the terms of the continuing relationship of Reed and
Elsevier including their relationship as shareholders in Reed Elsevier and Elsevier Reed Finance, and the basis on which the parties will work together in good faith to give effect to the intention of the directors of Reed and Elsevier to make distributions in accordance with schedule 1 to this Agreement.

1. INTERPRETATION

1.1 In this Agreement and the recitals hereto, unless the context otherwise requires or provides:

Amended Reed Elsevier Articles means the articles of association of Reed Elsevier, adopted conditional on the passing of the shareholder resolutions at the annual general meeting of Reed and Elsevier as described in Recital (C) as amended, in the form attached hereto and initialled by or on behalf of each of the parties hereto for the purposes of identification;

Board of Elsevier means:

(a) in the case of an executive director, the Elsevier Executive Board; and

(b) in the case of a non-executive director, the Elsevier Supervisory Board.

Board of Reed means the board of directors of Reed (or a duly appointed committee of that board);

Board of Reed Elsevier means the board of directors of Reed Elsevier;

Chairman means, in the case of Elsevier, Chairman of the Supervisory Board;

Chief Executive means, in the case of Elsevier, the Chairman of the Elsevier Executive Board;

Code means the City Code on Takeovers and Mergers, as in force at the date of this Agreement;

Elsevier Combined Board means a combined meeting of the members of the Elsevier Supervisory Board and the Elsevier Executive Board, referred to in the articles of association of Elsevier as the combined board;

Elsevier Executive Board means the executive or management board (`Raad van Bestuur') of Elsevier;



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Elsevier Reed Finance means Elsevier Reed Finance BV, a company incorporated in
The Netherlands with file number 33145842 at the Amsterdam Chamber of Commerce;

Elsevier Supervisory Board means the supervisory board (`Raad van
Commissarissen') of Elsevier;

Exchange shares means shares of the series R in the capital of Elsevier;

Finance Group means Elsevier Reed Finance and its subsidiaries from time to time;

holding company, subsidiary and wholly-owned subsidiary shall be construed in accordance with section 736 of the Companies Act 1985 as in force at the date of this Agreement;

Nominations Committee means the joint nominations committee formed by Reed and Elsevier;

person includes individuals, bodies corporate (wherever incorporated), unincorporated associations, partnerships and other unincorporated bodies (in each case, wherever resident and for whatever purpose);

Reed Elsevier means Reed Elsevier plc, a company incorporated in England with registered number 2746616;

Reed Elsevier Group means Reed Elsevier and its subsidiaries from time to time;

Reed Elsevier Holdings BV means the company incorporated in The Netherlands with file number 33201111 at the Amsterdam Chamber of Commerce;

Reed Elsevier Nederland BV means the company incorporated in The Netherlands with file number 33156677 at the Amsterdam Chamber of Commerce;

Reed Elsevier Overseas BV means the company incorporated in The Netherlands with file number 33241720 at the Amsterdam Chamber of Commerce;

RHBV means Reed Holding BV, a company incorporated in The Netherlands with file number 33241739 at the Amsterdam Chamber of Commerce;



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Security Interest means any mortgage, charge, pledge or lien, or any security interest whatsoever, howsoever created or arising.

1.2 The schedules to this Agreement form part of this Agreement and shall have effect as if set out in full in it. References to this Agreement shall include reference to the schedules.

1.3  A reference to a director of a company is:

(a) in the case of a company incorporated in England, a reference to a person who has been appointed as a member of the board of that company; and

(b) in the case of a company incorporated in The Netherlands, a person who has been appointed as a member of that company's executive or management board or supervisory board.

1.4 Except where the context otherwise requires, references to clauses or schedules are to clauses of or schedules to this Agreement; references to sub-clauses are to sub-clauses of the clause in which the reference appears; and references in a schedule to paragraphs are references to the paragraph of the schedule in which the reference appears.

1.5 The headings are inserted for convenience only and shall not affect the construction of this Agreement.

2. PURPOSE AND EFFECTIVE DATE

2.1 The parties have merged their businesses with a view to achieving the objectives described in the circular dated 30 October 1992 to the holders of shares and bearer depository receipts in Elsevier and to the holders of shares in Reed. The Original Governing Agreement governs aspects of the relations between them following the merger.

2.2 This Agreement will become effective on resolutions approving the execution and performance of this Agreement by each party being passed by each party's shareholders in annual general meeting.

2.3 The provisions of this Agreement shall supersede the provisions of the Original Governing Agreement with effect from the date on which the last of the resolutions referred to in clause 2.2 is passed but this shall be without prejudice to the accrued (whether or not asserted) rights of either of the parties under the Original Governing Agreement.

2.4 Reed and Elsevier acting in good faith shall each do or procure to be done all such acts and things as may be necessary or desirable, to ensure so



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far as practicable the complete and punctual fulfilment, observance and performance of the provisions of this Agreement, and shall each exercise all voting rights and powers, direct or indirect, available to it in relation to any of its subsidiaries or to any member of the Reed Elsevier Group or the Finance Group, to ensure so far as practicable that members of the Reed Elsevier Group and the Finance Group perform all obligations owed to Reed or Elsevier and generally that full effect is given to this Agreement.

3. MANAGEMENT

Board Composition

3.1. Reed and Elsevier agree that:

(a) subject to (c) and (d) below and clause 3.2, the Boards of each of Reed, Elsevier and Reed Elsevier will comprise the same people;

(b) subject to (d) below, Reed, Elsevier and Reed Elsevier will have the same Chairman and Chief Executive and, for the purposes of this Agreement, if a person's appointment to the Board of Elsevier is pending that person shall, from the moment he has been appointed the Chairman or the Chief Executive of Reed and Reed Elsevier, be treated as if he were the Chairman or Chief Executive (as appropriate) of Elsevier;

(c) without prejudice to the operation of clause 3.2, up to two additional members of the Elsevier Supervisory Board may be appointed who are not directors of Reed or Reed Elsevier;

(d) a person may be appointed and serve as a director of Reed and of Reed Elsevier pending his or her appointment to the Board of Elsevier and such person shall be counted as a director for the purposes of clause 3.1(e) below; and

(e) other than in circumstances where the parties agree in writing that for the time being it is not practicable or possible and subject to clause 3.2:

     (i) there shall be no less than three and no more than five executive directors (including the Chief Executive and the Chief Financial Officer) on the Board of Reed, the Elsevier Executive Board and the Board of Reed Elsevier; and

     (ii) there shall be six non-executive directors on the Board of Reed and the Board of Reed Elsevier and no less than six and no



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


          more than eight non-executive directors on the Elsevier Supervisory Board.

3.2 Reed and Elsevier agree that if a person is elected as a director of Reed or Elsevier by a resolution passed by its shareholders in general meeting which was proposed by one or more of that company's shareholders and was not proposed or recommended for approval by that company's directors, then sub-clauses 3.1(a),
(c), and (e):

(a)  will not apply in respect of that person; and

(b)  will continue to apply, other than in respect of that person.

Nominations Committee

3.3 Reed and Elsevier shall, by separate board resolutions, create a joint committee (the Nominations Committee) and delegate to that committee sole responsibility for nominating persons for appointment as directors of each of Reed, Elsevier and Reed Elsevier. The Nominations Committee shall be comprised of the following persons:

(a)  the Chairman of Reed and Elsevier from time to time;

(b)  the Chief Executive of Reed and Elsevier from time to time;

(c) a representative appointed by the Board of Reed, being a non-executive director of Reed as well as a member of the Elsevier Supervisory Board; and

(d) a representative appointed by the Elsevier Combined Board, being a member of the Elsevier Supervisory Board (as well as a non-executive director of Reed).

3.4 Each of Reed and Elsevier shall appoint and remove its representative on the Nominations Committee by giving to the other and the Chairman of the Nominations Committee at the time, notice in writing. If Reed or Elsevier gives notice that a person is to be appointed or removed as its representative on the Nominations Committee, then the other must take any action which is necessary to ensure that the representative is so appointed or removed.

3.5 From time to time and as required, the Nominations Committee shall nominate persons for appointment:

(a)  to the Board of Reed, the Board of Elsevier and the Board of Reed Elsevier;
     or


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




(b) in respect of the two additional members referred to in clause 3.1(c), solely to the Elsevier Supervisory Board.

None of the Board of Reed, the Board of Elsevier or the Board of Reed Elsevier may appoint or propose or recommend the appointment of a person as a director who has not first been nominated for that appointment by the Nominations Committee.

Board appointments - Reed and Reed Elsevier

3.6. A person may only be appointed by the Board of Reed as a director of Reed and by the shareholders or Board of Reed Elsevier as a director of Reed Elsevier, provided that:

(a) the person has been nominated for that appointment by the Nominations Committee;

(b) in the case of an appointment to the Board of Reed, the Board of Reed Elsevier has also resolved to appoint the person as a director of Reed Elsevier;

(c) in the case of an appointment to the Board of Reed Elsevier, the Board of Reed has also resolved to appoint the person as a director of Reed;

(d) the Elsevier Combined Board has resolved to recommend the appointment of that person at the next Annual General Meeting of Elsevier; and

(e)  the person has executed the Deed of Undertaking contained in Schedule 2.

That person may be recommended for re-election at the next appropriate general meeting of Reed or Reed Elsevier provided that the person:

(i) is, at the time, a director of Reed and of Reed Elsevier and of Elsevier (or the Elsevier Combined Board has resolved to recommend the person for appointment to the Board of Elsevier); and

(ii) is willing to stand for re-election,

without prejudice, however, to the obligations of the Board of Reed and the Board of Reed Elsevier to express to their shareholders an opinion as to whether a person is suitable for appointment as a director.


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3.7. If the Board of Reed resolves not to appoint a person nominated by the
Nominations Committee as a director, then the Nominations Committee may be directed by the Board of Reed to nominate an alternative person for appointment as a director of Reed, Elsevier and Reed Elsevier.

Board appointments - Elsevier

3.8. A person may:

(a) only be recommended for election to the Board of Elsevier at the earlier of the next Annual General Meeting or the next Extraordinary General Meeting of Elsevier; and

(b) until that general meeting, be entitled to attend meetings of the Elsevier Combined Board, the Elsevier Executive Board or the Elsevier Supervisory Board (as the case may be) as an observer,

provided that:

(i) the person has been nominated for that appointment by the Nominations Committee;

(ii) (other than where the person has only been nominated for appointment to the Elsevier Supervisory Board) the Board of Reed and the Board of Reed Elsevier have both resolved to appoint the person as a director; and

(iii) the person has executed the Deed of Undertaking contained in Schedule 2,

without prejudice to the obligations of the Elsevier Combined Board to express to Elsevier shareholders an opinion as to whether a person is suitable for appointment as a director.

3.9 If the Elsevier Combined Board resolves not to recommend a person nominated by the Nominations Committee for election by Elsevier shareholders as a director, then the Nominations Committee may be directed by the Elsevier Combined Board to nominate an alternative person for appointment as a director of Reed, Elsevier and Reed Elsevier.

Appointment of Chairman and Chief Executive

3.10 If the Nominations Committee nominates a person for appointment as Chairman or Chief Executive:

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(a)  subject to the person being or becoming a member of the Board of Reed and the Board of Reed Elsevier, the Board of Reed and the Board of Reed Elsevier shall promptly appoint that person to that position in Reed and Reed Elsevier respectively; and

(b) subject to paragraph (a) being satisfied and the person being or becoming a member of the Board of Elsevier, the person shall promptly be appointed to that position in Elsevier.

Retirement of directors

3.11 Reed and Elsevier shall ensure that each director of Reed, Elsevier and Reed Elsevier (other than in respect of paragraphs (b) and (c), a person who is only a director of the Elsevier Supervisory Board):

(a)  retires from the Boards of Reed and Elsevier at least every three years;

(b) if retiring, retires from the Board of Reed and the Board of Elsevier at the Annual General Meeting in the same year; and

(c) if being proposed for re-election, is proposed for re-election to the Board of Reed and the Board of Elsevier at the relevant Annual General Meeting in the same year; and

(subject to Reed's and Elsevier's obligations under paragraph (c) being without prejudice to the obligations of the Board of Reed and Elsevier to express to their respective shareholders an opinion as to whether a person is suitable for appointment as a director).

Removal of director

3.12 The Board of Reed and the Elsevier Combined Board shall each, so far as it is able, ensure that a director retires or resigns or is removed forthwith from its Board and from the Board of Reed Elsevier if:

(a) the appointment or re-election of that person is not also approved by the requisite majority of shareholders of Reed or Elsevier in general meeting;

(b) that director ceases to be a director of Reed, Elsevier or Reed Elsevier whether pursuant to a board resolution, a resolution of shareholders or any other provision of the relevant articles of association;

(c) that director resigns as a director of one or more of Reed, Elsevier and Reed Elsevier; or

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(d)  that director otherwise ceases, for whatever reason, to be a director of
     Reed, Elsevier or Reed Elsevier.

Remuneration committee

3.13 The Board of Reed Elsevier shall establish a remuneration committee with responsibility for (a) recommending the remuneration arrangements for the company's executive directors and (b) such other matters as may be delegated to it.

Remuneration of directors by Reed and Elsevier

3.14 The Reed Elsevier remuneration committee shall not make recommendations in relation to the fees or remuneration payable to a person in that person's capacity as a director of Reed or as a member of the Elsevier Supervisory Board or the Elsevier Executive Board. Proposals and recommendations relating to the fees to be paid to a person in such capacity shall be made by the Chairman and Chief Executive of Reed and Elsevier from time to time but shall not be effected without the prior approval of each of the Board of Reed and the Elsevier Combined Board.

Audit committee

3.15 The Board of Reed Elsevier shall establish an audit committee with responsibility for (a) reviewing and advising the directors of Reed Elsevier on matters relating to the audit of Reed Elsevier and its subsidiaries, the effectiveness of internal controls over financial and management information, and the half-year and annual financial statements and (b) such other matters as may be delegated to it.

Elsevier Reed Finance

3.16 Reed and Elsevier may each:

(a) nominate persons to be appointed members of the management or the supervisory board of Elsevier Reed Finance; and

(b) propose the suspension or dismissal of a person appointed a member of the management or the supervisory board of Elsevier Reed Finance pursuant to its nomination,

subject to not more than half the maximum number of directors fixed from time to time pursuant to the articles of association of Elsevier Reed Finance being persons nominated for appointment by Reed, and not more than half being persons so nominated by Elsevier. Reed and Elsevier shall not nominate a person for appointment as a member of the management or the

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supervisory board of Elsevier Reed Finance without the prior approval of the other, which approval shall not be withheld or delayed unreasonably.

3.17 The majority of directors of Elsevier Reed Finance shall at all times be persons not resident in the UK.

3.18 Upon a nomination, or a proposal for suspension or dismissal, being made in accordance with sub-clause 3.16 Reed and Elsevier shall each sign forthwith, a resolution in writing in accordance with article 34 paragraph 1 of the articles of association of Elsevier Reed Finance to appoint the person so nominated or to dismiss or suspend the person whose proposal or dismissal has been so proposed. If Reed and Elsevier are not able to ensure that such a resolution in writing is adopted forthwith, they will take all necessary measures to have a similar resolution adopted as soon as possible in a general meeting of shareholders of Elsevier Reed Finance.

4. GENERAL UNDERTAKINGS

Shareholder approval

4.1  If:

(a) whether by reason of law, the rules or regulations of any stock exchange or any other applicable regulatory requirement, it is proposed to convene a general meeting of shareholders to consider and, if thought fit, to pass a resolution (the Principal Shareholders' Resolution); or

(b) the Board of Reed, the Elsevier Supervisory Board, the Elsevier Executive Board or the Elsevier Combined Board proposes to pass a resolution in relation to a matter concerning its company which would, whether by reason of law, the rules or regulations of any stock exchange or any other applicable regulatory requirement, be required to be approved or effected by a resolution approved at a general meeting of shareholders of the other party if the matter concerned that other party (the Principal Board Resolution), the Board of Reed, the Elsevier Supervisory Board, the Elsevier Executive Board or the Elsevier Combined Board, as the case may be (the Proposing Board), shall give notice, in the case of the Board of Reed, to the Elsevier Combined Board, and, in the case of the Elsevier Supervisory Board, the Elsevier Executive Board or the Elsevier Combined Board, to the Board of Reed (each recipient of such notice being the Second Board) that it proposes to convene a meeting to consider and, if thought fit, to pass the Principal Shareholders' Resolution or, as the case may be, that it proposes to pass the



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Principal Board Resolution. If the Second Board gives notice (the Second Board's
Notice) to the Proposing Board within seven days that it considers the Principal Shareholders' Resolution or the Principal Board Resolution to be of such importance to its shareholders that it is appropriate to convene a general meeting to consider and, if thought fit, to pass a resolution of similar effect to the Principal Shareholders' Resolution or the Principal Board Resolution (a Confirmatory Resolution), the Proposing Board shall take such action as it considers necessary to ensure that the action to which the Principal Shareholders' Resolution or the Principal Board Resolution relates does not take effect until the Confirmatory Resolution has been duly passed (if necessary by expressing the Principal Shareholders' Resolution or the Principal Board Resolution to be conditional on a Confirmatory Resolution being duly passed).
The Second Board shall ensure that a Confirmatory Resolution is proposed in terms such that it will be passed if passed by a simple majority, shall convene a general meeting as soon as practicable to consider the Confirmatory Resolution and shall take such other action as it can reasonably take to ensure that such resolution is considered and voted upon by those currently entitled to be present and to vote at a general meeting as soon as is reasonably practicable and in any event, unless some other period is agreed by the Proposing Board, within 30 days of the date on which the Second Board's Notice was given.

Without prejudice to any other provisions of this Agreement, the requirements of this sub-clause shall not apply:

(a) to the extent that it would involve directors taking action which is prohibited by law or applicable regulatory requirements or their being in breach of a duty owed by them to the company in question;

(b) if notice in the form set out above is not given by the Second Board within the period of 7 days; and

(c) in relation to a Principal Shareholders' Resolution concerning the approval of accounts, the appointment or re-appointment of directors, the appointment or re-appointment of auditors, an increase in authorised capital, the grant to directors of Reed of authority to allot or issue shares, the extension of the competence of the Elsevier Combined Board to issue shares, the disapplication of pre-emption rights, the grant of authority to purchase own shares, the approval of employee share option schemes and the approval of arrangements for the issue of shares in lieu of a cash dividend.

When determining whether it is appropriate to convene a general meeting to consider and, if thought fit, to pass a Confirmatory Resolution, the Second



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Board shall have regard inter alia (but without limitation) to the implications of any delay which might arise as a result of holding such a general meeting and to any particular circumstances which would suggest that, in the context of that company and/or the subject matter of the Principal Shareholders' Resolution or the Principal Board Resolution, it would not be appropriate for the Second Board to seek the approval of its shareholders.

Controls on the Reed Elsevier Group and the Finance Group

4.2 Reed and Elsevier shall each, so far as it is able, ensure that Reed Elsevier, Elsevier Reed Finance and their respective subsidiaries do not authorise, approve, execute or do any document, deed, act or thing:

(a) without the prior approval of the Board of Reed and of the Elsevier Combined Board if:

     (i) by reason of law, regulation or the rules or regulations of any stock exchange or regulatory authority a resolution would first be required to be passed by the shareholders of Reed or Elsevier (including for this purpose circumstances where, on the basis that, as confirmed by the London Stock Exchange, the continuing obligations set out in its "Admission of Securities to Listing" apply to Reed, Reed would be obliged by such obligations to obtain its shareholders' approval); or

     (ii) by reason of law, regulation or the rules of any regulatory authority (other than a stock exchange), Reed or Elsevier would first be required to make any filing with or notification to, or to obtain any consent or authorisation from any regulatory or governmental authority (other than a stock exchange); or

(b) without the prior approval of the Board of Reed and of the Elsevier Combined Board if the event in question would cause Reed or Elsevier or their directors to be in breach of any contract to which Reed or Elsevier is a party, or to be in breach of any restriction contained in the articles of association of Reed or Elsevier, provided that the contract is one to which Reed or, as the case may be, Elsevier is permitted by this Agreement to be party or the restriction in the articles of association was contained in the articles of association at the date of this Agreement or was adopted after that date in accordance with this Agreement.

Share capital

4.3  Reed and Elsevier shall not, without the prior approval of the other:


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(a)  grant any right to subscribe, exchange for or convert into any share in its capital;

(b) except on exercise of rights which were outstanding at the date the Original Governing Agreement became effective, allot or issue any share in its capital;

(c) consolidate, sub-divide, convert or alter the rights attaching to any class of shares;

(d) purchase its own shares, redeem any shares or reduce its share capital in any way whatsoever, except, in the case of Reed, if the Board of Reed is required to give notice to redeem shares which were issued on terms that they were redeemable; or

(e)  amend its articles of association or adopt new articles of association.

Limitation of activities of Reed and Elsevier

4.4 Reed and Elsevier shall not, and shall each, so far as it is able, ensure that its subsidiaries do not, without the prior approval of the other:

(a)  borrow any money, or incur any liability in the nature of borrowings;

(b) guarantee the obligations of any person, grant an indemnity to any person against loss, damage or expense of whatsoever nature, or mortgage or charge its undertaking, property or uncalled capital;

(c) carry on or be interested in any business other than (i) the ownership of assets held at the date of the Original Governing Agreement as envisaged by the Implementation Agreement or acquired after that date with the prior approval of the other, (ii) subject to the other provisions of this sub-clause, the exercise of rights relating to such assets, and (iii) giving effect to such arrangements with members of the Reed Elsevier Group or the Finance Group as may be agreed from time to time;

(d) lend any moneys to, or deposit any moneys with, any person other than with the approval of the Board of Reed Elsevier to or with a member of the Reed Elsevier Group or the Finance Group;

(e) dispose of, or grant any Security Interest over, any share in the capital of any body corporate including, without limitation, any share in the capital of a subsidiary of it, a member of the Reed Elsevier Group or a member of the Finance Group, or any interest in a share in a body corporate and in particular shall not surrender to any other person the


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         power to exercise the voting rights attaching to any share in a body corporate;

(f) sell, transfer or assign, other than with the approval of the Board of Reed Elsevier to a member of the Reed Elsevier Group or the Finance Group, the benefit of any obligation owed by a subsidiary of it, by a member of the Reed Elsevier Group or by a member of the Finance Group, or any interest in such an obligation;

(g) dispose of any asset not falling within (e) or (f), or any interest in such an asset, except with the approval of the Board of Reed Elsevier on terms which are at arm's length, or (with such approval) to a member of the Reed Elsevier Group or the Finance Group;

(h) acquire any asset of any nature whatsoever from any person who is not a member of the Reed Elsevier Group or the Finance Group, other than in the course of a business falling within (c);

(i)  incur any liability of any nature other than:

          (i) liabilities which are incidental to or which arise out of the businesses mentioned in paragraph (c) above (save that paragraph
               (c)(ii) shall not authorise the voluntary assumption of any liability of a pecuniary nature);

          (ii) liabilities which arise by virtue of or are connected with the existence or nature of the relevant company or the need properly to conduct its affairs or maintain corporate records or which are otherwise of a corporate housekeeping nature (including reasonable remuneration or fees for directors and other officers and reasonable registrars, auditors' and advisors' fees);

         (iii) liabilities which are connected with or arise out of the listing or quotation of the relevant company's shares or other securities on any stock exchange;

          (iv) taxation or similar liabilities arising out of any action which the relevant company is or was permitted to take pursuant to this Agreement or the Original Governing Agreement;

          (v) liabilities which arise out of or are connected with borrowings or other commitments of the relevant company which existed at the date of the Original Governing Agreement (save that this


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               shall not authorise the voluntary assumption of any liability of a pecuniary nature).

Business of Reed and Elsevier

4.5 Reed and Elsevier shall continue to manage their affairs with a view to the nature of their respective businesses being limited to dealings with members of the Reed Elsevier Group and the Finance Group, the holding of shares in members of the Reed Elsevier Group and shares in Elsevier Reed Finance, in the case of Reed, holding shares in RHBV and holding Exchange shares directly or indirectly, and such other matters as may be agreed from time to time by the parties.

Application of cash

4.6 Reed and Elsevier shall each lend or otherwise make available surplus cash to the Reed Elsevier Group or the Finance Group on such terms as they may respectively agree from time to time with Reed Elsevier and, if appropriate, the board of any member of the Reed Elsevier Group or the Finance Group which may be party to such arrangements.

Reed and Elsevier liquidity

4.7 Reed and Elsevier agree that they may each require loan facilities from time to time to meet Permitted Liabilities (as defined in article 105.1 of the articles of association of Reed Elsevier). Upon the request of either of them, they shall both use all reasonable endeavours to ensure that a member of the Finance Group or the Reed Elsevier Group provides or procures the provision of an appropriate loan facility to the party making the request for the purpose of meeting Permitted Liabilities.

5. GUARANTEES AND INDEMNITIES

5. Reed and Elsevier agree, without prejudice to sub-clause 4.4(b), that any guarantees or indemnities which are given by them shall normally be given on a joint and several basis. Reed and Elsevier shall not be required to give any guarantee or indemnity at the request of the other or at the request of any member of the Reed Elsevier Group or the Finance Group.

6. EXCHANGE SHARES/SHARES IN RHBV

Exchange shares

6.1 Reed undertakes to Elsevier that it will continue, so far as it is able, to ensure that RHBV performs the obligations assumed by it in the agreement between RHBV and Elsevier of even date with the Original Governing Agreement.

Shares in RHBV

6.2 Reed undertakes to Elsevier to ensure that, unless Elsevier agrees otherwise, RHBV will at all times be the wholly-owned subsidiary of Reed.

Listing

6.3 Elsevier undertakes to Reed, for its own benefit and that of RHBV, that, upon conversion of Exchange shares into ordinary shares in the capital of Elsevier, it will use all reasonable endeavours to ensure the admission to listing or quotation, on all stock exchanges on which ordinary shares in the capital of Elsevier are for the time being listed or quoted, of the ordinary shares arising on such conversion.

7. EQUALISATION

7.1 The parties shall give effect to the provisions of schedule 1.

8. STANDSTILL

8.1 Reed and Elsevier shall each not, and shall, so far as it is able, ensure that persons acting in concert with it in relation to the other do not, without the prior approval of the other:

(a)  acquire or dispose of any interest in the share capital of the other;

(b) announce or make any offer (including a partial or tender offer) for shares in the capital of the other or take any step which might give rise to an obligation (under the City Code on Takeovers and Mergers or otherwise) to announce or make such an offer;

(c) exercise any right to require a general meeting of the other to be convened or otherwise to require the other to arrange for a resolution to be considered by all or some of the members of the other; or

(d) solicit or encourage any other person, or enter into any agreement or arrangement with any other person for that other person, to do any of the foregoing or any other act or thing which could result in that or any other person acquiring control of either Reed or Elsevier.

8.2 For the purposes of this clause and clause 9, interest in shares shall have the meaning conferred by section 212(5) Companies Act 1985 and persons acting in concert shall have the meaning conferred by the Code.



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


For the purposes of this clause, control shall have the meaning conferred by the Code.

9. CHANGE OF CONTROL

9.1 If a person (together with persons acting in concert with him) (the Acquirer) acquires shares, or control of the voting rights attaching to shares, carrying more than 50 per cent. of the votes ordinarily exercisable at general meetings of Reed or Elsevier (control) and has not made a Comparable Takeover Offer (as defined below), the party in which control has not been obtained (the Party giving Notice) may, at any time while such circumstances persist (and from time to time), give notice suspending or modifying the operation of certain provisions of this Agreement, withdraw such a notice, and give further notices varying the effect of any previous notice (all such notices having effect from time to time constituting a Notice of Suspension).

A Notice of Suspension shall state which of the following provisions of this Agreement are to be of no effect while the Notice of Suspension is operative:

(a)  sub-clause 3.1;

(b)  sub-clause 3.2;

(c)  sub-clause 3.3;

(d)  sub-clause 3.4;

(e)  sub-clause 3.5;

(f)  sub-clause 3.6;

(g)  sub-clause 3.7;

(h)  sub-clause 3.8;

(i)  sub-clause 3.9;

(j)  sub-clause 3.10;

(k)  sub-clause 3.11;

(l)  sub-clause 3.12;

(l)  sub-clause 4.1, insofar as it imposes obligations on the Party giving
     Notice;


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




(m)  sub-clause 6.2;

(n)  sub-clause 8.1, insofar as it imposes obligations on the Party giving
     Notice.

A Notice of Suspension shall also state whether, for the purposes only of the obligations imposed by them on the Party giving Notice:

(1) sub-clause 3.16 is to be modified by the substitution of the phrase "without the prior approval of the other, which approval shall not be withheld or delayed unreasonably" with the phrase "without the prior approval of the Party giving Notice";

(2) sub-clause 4.2 is to be modified so as to require the prior approval of the Board of Reed Elsevier (A) instead of Reed or the Board of Reed if the Party giving notice is Elsevier or (B) instead of the Elsevier Combined Board, if the Party giving notice is Reed;

(3) sub-clause 4.3 and/or 4.4 are to be modified by the substitution of the phrase "without the prior approval of the other" with the phrase "without the prior approval of the Board of Reed Elsevier"; and/or

(4) sub-clause 4.5 is to be modified by the substitution of the phrase "as may be agreed from time to time by the parties" with the phrase "as the Board of Reed Elsevier may approve".

9.2 A Notice of Suspension shall cease to have effect if the parties agree or if:

(a) the other party provides evidence to the Party giving Notice which satisfies the Party giving Notice acting in good faith that there is no person who, with persons acting in concert with him, controls that other party; or

(b) within 90 days of the acquisition of control a Comparable Takeover Offer has been made.

Unless otherwise agreed by the parties, upon a Notice of Suspension ceasing to have effect all provisions of this Agreement shall again be in full force and effect without modification, but the Party giving Notice shall not be required to take any action to restore the position to that which would have prevailed had provisions of this Agreement not been affected by a Notice of Suspension.


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9.3 Comparable Takeover Offer means offers to acquire:

(a) all the shares other than those which, as respects dividends and capital, carry a right to participate only up to a specified amount in a distribution (equity securities); and

(b)  all the securities which are convertible into equity securities;

in the capital of the Party giving Notice, other than shares held by it, which:

(1) are unconditional save for an acceptance condition of the kind permitted by Rule 9.3 and a condition reflecting terms of the kind permitted by Rule 9.4;

(2) are cash offers (in sterling, if the Party giving Notice is Reed, or in euros, if the Party giving Notice is Elsevier) at a price not lower than the Required Price;

(3) are communicated to the offerees in the manner required by the Code or, if that is impracticable, in such other manner as the Party giving Notice may reasonably specify;

(4)  are open for acceptance for not less than the period required by Rule 31;

(5)  comply with the General Principles and Rules;

(6) has become unconditional in all respects or, if it has lapsed without becoming unconditional in all respects, has lapsed solely as a result of failure to obtain sufficient acceptances of the offer to satisfy any condition as to acceptances which is permitted by this clause, in each case on the basis that the Code applies to the offers; provided that, if any such offer would, at the time it would be required to be made, be illegal or contravene any applicable regulatory requirement (including any successor to the Code) in either the United Kingdom or The Netherlands then the expression Comparable Takeover Offer shall mean offers which satisfy the above requirements as nearly as is possible having regard to applicable law and regulatory requirements in such jurisdictions.

9.4 For the purpose of this clause:

General Principles means the General Principles of the Code;

Required Price means whichever shall be the higher of:


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



(a) the highest price paid for securities of the relevant class by the person who shall have obtained control or any person acting in concert with that person during whichever shall be the longer of the following periods:

     (i) the 12 months preceding the acquisition of control and the period since such acquisition; and

     (ii) the period since that person (together with persons acting in concert with that person) shall have become interested in shares carrying more than 30 per cent. of the votes ordinarily exercisable at general meetings of Reed or, as the case may be, Elsevier; and

(b) the price which would be required by Rules 14 and 15 having regard to the price required to be offered for the relevant ordinary shares;

and, for this purpose:

(1) if the Party giving Notice is Reed, ordinary shares in Elsevier acquired by any relevant person shall be deemed to be ordinary shares in Reed and to have been acquired at a price calculated by dividing the price at which they were in fact acquired by the Equalisation Factor and, if necessary, converting that price into sterling at the closing mid-point euro-sterling exchange rate for the date of the acquisition as shown in the London edition of the Financial Times (or such other point of reference as the parties shall agree);

(2) if the Party giving Notice is Elsevier, ordinary shares in Reed acquired by any relevant person shall be deemed to be ordinary shares in Elsevier and to have been acquired at a price calculated by multiplying the price at which they were in fact acquired by the Equalisation Factor and, if necessary, converting that price into euros at the exchange rate referred to in (1) above, where Equalisation Factor means the larger number in the Equalisation Ratio (as defined in schedule 1) at the time the shares in question were acquired divided by the smaller number in the Equalisation Ratio at that time; and

references to Rules are to Rules of the Code.

10. INTELLECTUAL PROPERTY RIGHTS

10. Reed and Elsevier shall each, to the extent it has the right to do so, permit members of the Reed Elsevier Group and members of the Finance Group to use, in the course of their respective businesses, the names "Reed", "Elsevier", their respective logos, any associated names which Reed, Elsevier or the subsidiaries of either of them are entitled to use in the course of their respective businesses and the Reed trademarks detailed in schedule 3 of the Implementation Agreement (the Names). Any such permission shall be on such terms as may reasonably be required to protect the intellectual property rights subsisting in the Names.

11. ACCOUNTING MATTERS, CORPORATE GOVERNANCE AND DISCLOSURE OBLIGATIONS

Accounting reference date

11.1 The financial year of Reed and Elsevier shall end on 31 December until they agree otherwise.

Audit committees

11.2 The audit committees of the Boards of Reed and Elsevier will continue.

Accounting policies and practices

11.3 Reed and Elsevier shall so far as practicable adopt the same accounting policies and apply the same accounting practices. These will be developed by the Chief Financial Officer of Reed Elsevier and his team and will be approved by the Reed Elsevier audit committee with input as appropriate from the Reed audit committee and the Elsevier audit committee.

Corporate Governance and disclosure standards

11.4 Each of Reed, Elsevier and Reed Elsevier will comply with the highest standards of corporate governance and disclosure policies applying in the UK and Netherlands with the effect that a mandatory obligation applying to one of Reed or Elsevier will be observed by the other and Reed Elsevier (except to the extent that the observance of that obligation would place a party in breach of a mandatory obligation applying directly to it).

12. INFORMATION

The Operating Group and the Finance Group

12.1 Reed and Elsevier shall each be entitled to have and shall each ensure that the other has reasonable access to the separate books, records and accounts kept from time to time by members of the Reed Elsevier Group and the Finance Group and to be supplied by those companies with such information as they each may reasonably require from time to time to keep themselves properly informed about the business and affairs of those companies and generally to protect their respective interests.

Reed and Elsevier

12.2 Reed and Elsevier shall provide the other with such information as is reasonably required by the other in connection with the exercise of rights or the performance of obligations under this Agreement or otherwise in relation to matters arising out of it.

Confidentiality

12.3 A party receiving information under this clause which is confidential to the company from which it is acquired shall not divulge that information to any other person without the prior approval of that company, which shall not be withheld unreasonably.

13. STOCK EXCHANGE OBLIGATIONS

13. The parties shall co-operate, and shall each, so far as it is able, ensure that members of the Reed Elsevier Group and members of the Finance Group co-operate, to ensure that Reed and Elsevier are in a position to comply with obligations imposed on them by stock exchanges on which their shares are from time to time listed, quoted or traded. In particular, Reed and Elsevier shall use all reasonable endeavours to ensure, as far as practicable, that they co-ordinate the content and timing of release of announcements required by each such stock exchange. Whenever practicable, the parties shall endeavour to secure the approval of any such announcement by the Reed Elsevier Board, to the extent it relates to the business or results of the Reed Elsevier Group.

14. RELATIONSHIP TO ARTICLES OF ASSOCIATION

14. In the event of any conflict between the provisions of this Agreement and the memorandum or articles of association or other constitutional document of any member of the Reed Elsevier Group or of the Finance

Group, the provisions of this Agreement shall prevail as between the parties. The parties shall exercise all voting and other rights and powers available to them so as to give effect to the provisions of this Agreement and shall further (if necessary) ensure any required amendment to the memorandum or articles of association or other constitutional document of any member of the Reed Elsevier Group or of the Finance Group as may be necessary to give effect to the intent and purpose of this Agreement.

15. NOTICES

Form of Notice

15.1 Any communication or document, including process in any legal action or proceedings (a Communication) which either party may desire to give or deliver in connection with this Agreement shall be:

(a)  in writing;

(b) delivered by hand or sent by prepaid first class post (in the case of communications within the same country) or by airmail post (in the case of communications being sent from one country to another) or by fax to the addressee at its address or fax number set out in sub-clause 15.3; and

(c)  marked in the manner described in sub-clause 15.3.

Time of Service

15.2 A Communication shall be deemed to have been given, if delivered by hand, at the time of delivery, if sent by post, on the second business day after the envelope or package containing the same shall have been put into the post or, if sent by fax, on the business day on which the same shall have been transmitted and receipt has been confirmed.

In this clause, business day means a day, other than a Saturday or Sunday, on which banks are generally open for business (a) in the case of delivery by hand or transmission by facsimile, in the country of the recipient, and (b) in the case of postal delivery, also in the country where the envelope containing the notice was posted.

Addresses

15.3 The current addresses and fax numbers of, and exterior markings required by, the parties for the purposes of Communications are as follows:

         Elsevier

        Address:               Van de Sande
                               Bakhuyzenstraat 4,
                               PO Box 470
                               1000 Al Amsterdam,
                               The Netherlands

        Fax number:            3120 515 9251

        Requisite Marking:     "Urgent - For the attention of the
                               Company Secretary"

        Reed

        Address:                25 Victoria Street,
                                London,
                                SW1H 0EX

        Fax number:             0171 227 5651

        Requisite Marking:      "Urgent - For the attention of the Company
                                Secretary"

The parties may change their address, fax number or the requisite marking for the purpose of receipt of communication by serving notice on the other party in accordance with this clause.

Proof of service

15.4 In proving service of a Communication, it shall be sufficient to prove that the envelope containing the Communication was properly addressed and delivered either to the address shown thereon or into the custody of the postal authorities as a prepaid first class or airmail letter, or that facsimile transmission of the Communication was made after obtaining in person or by telephone appropriate evidence of the capacity of the addressee to receive the same, as the case may be.

16. MISCELLANEOUS

Regulatory

16.1 The parties shall respectively co-operate with each other from time to time to ensure that all information necessary or desirable for the making of (or responding to any requests for further information consequent upon) any notifications or filings made in respect of this Agreement, or the transactions contemplated hereunder, is supplied to the party dealing with such notification and filings and that they are properly, accurately and promptly made.

No assignment

16.2 Neither of the parties may assign any of its rights or obligations under this Agreement in whole or in part without the approval of the other.

No waiver

16.3 No waiver by a party of a failure or failures by any of the other parties to perform any provision of this Agreement shall operate or be construed as a waiver in respect of any other or further failure whether of a like or different character.

Amendment

16.4 Except where specifically provided, this Agreement may be amended only by an instrument in writing signed by duly authorised representatives of each of the parties.

No partnership or agency

16.5 Nothing in this Agreement (or in any of the arrangements contemplated hereby) shall be deemed to constitute a partnership between the parties or any of them, nor constitute any party the agent of any other party for any purpose.

Severance

16.6 If any of the provisions of this Agreement is or becomes invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired. Notwithstanding the foregoing, the parties shall thereupon negotiate in good faith in order to agree the terms of a mutually satisfactory provision, achieving as nearly as possible the same commercial effect, to be substituted for the provision found to be invalid, illegal or unenforceable.

17. TERMINATION

17. This Agreement may not be terminated without the agreement of both parties.



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



18. COUNTERPARTS

18. This Agreement may be entered into in any number of counterparts and by the parties to them on separate counterparts, each of which when executed by one or more parties shall be an original, but all the counterparts shall together constitute one and the same instrument.

19. JURISDICTION

19.1 Subject to articles 21 and 22 of the Convention on Jurisdiction and the Enforcement of Judgments in Civil and Commercial Matters signed on 27 September 1968 (as in force from time to time), the parties hereby irrevocably agree to submit to the exclusive jurisdiction of the Courts of England and The Netherlands in respect of any dispute which may arise in connection with the validity, effect, interpretation or performance of, or the legal relationships established by, this Agreement or otherwise arising in connection with this Agreement.

19.2 Neither party shall seek to recover, pursue any claim for, or enforce any judgment for, damages against the other in respect of any dispute arising out of or in connection with this Agreement or the Original Governing Agreement, provided that this sub-clause shall not prevent either party from:

(a) exercising or enforcing any rights or obligations arising under this Agreement or the Original Governing Agreement; or

(b) seeking or pursuing such other remedies (including, but not limited to, specific performance and injunctive or declaratory relief) as may be available in respect of any such dispute.

20. FORUM NON CONVENIENS

20. The parties hereby irrevocably waive any objections on the grounds of venue or forum non conveniens to the jurisdiction of the Courts of England or The Netherlands in the event that any proceedings are brought in either jurisdiction in accordance with clause 19.

21. AGENT FOR PROCESS

21.1 Elsevier shall at all times maintain an agent for service of process and any other documents in proceedings in England. Such agent shall be Hackwood Secretaries Limited of 1 Silk Street, London EC2Y 8HQ and any writ, judgment or other notice of legal process shall be sufficiently served on Elsevier if delivered to such agent at its address for the time being. Elsevier irrevocably undertakes not to revoke the authority of the said agent and if, for any reason, Reed requests Elsevier to do so, Elsevier shall promptly appoint another such agent with an address in England and shall advise Reed. If, following such a request, Elsevier fails to appoint another agent, Reed shall be entitled to appoint one on behalf of Elsevier.

21.2 Reed shall at all times maintain an agent for service of process and any other documents in proceedings in The Netherlands. Such agent shall be Nauta Dutilh, Weena 750, 3014 DA, 1110 3000 BC, Rotterdam, The Netherlands, marked for the attention of Mr Willem Calkoen and any writ, judgment or other notice of legal process shall be sufficiently served on Reed if delivered to such agent at its address for the time being. Reed irrevocably undertakes not to revoke the authority of the said agent and if, for any reason, Elsevier requests Reed to do so, Reed shall promptly appoint another such agent with an address in The Netherlands and shall advise Elsevier. If, following such a request, Reed fails to appoint another agent, Elsevier shall be entitled to appoint one on behalf of Reed.

21.3 Nothing contained in this Agreement shall affect the right to serve process in England or The Netherlands in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgment of, or other settlement in proceedings before, the Courts of England or The Netherlands or other settlement in any other courts.

22. GOVERNING LAW

22. This Agreement shall be governed by and construed in accordance with English law.

AS WITNESS this Agreement has been signed by the duly authorised representatives of the parties the day and year first before written.



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



SCHEDULES

                                   SCHEDULE 1

FIRST EQUALISATION

                                  Equalisation

                                 INTERPRETATION

1.1 In this schedule, unless the context otherwise requires or provides:

Applicable Exchange Rate means in relation to any proposed dividend payment by Reed or Elsevier, the average of the closing mid-point spot euro-sterling exchange rates for the five consecutive Business Days commencing with the tenth Business Day before the Dividend Determination Date relating to the Reed Elsevier dividend which is intended to enable Reed and Elsevier to fund those proposed dividend payments, as shown in the London edition of the Financial Times (or such other point of reference as the parties shall agree);

Business Day means a day on which banks are generally open for business in both the City of London and Amsterdam;

Capital Distribution means the aggregate cash amount which would be paid by Reed or Elsevier (respectively) to a holder of one Reed Ordinary share or of one Elsevier Ordinary share on a liquidation of the paying company before reduction by the amount of any tax (other than, for the avoidance of doubt, any tax on the paying company's income, profits or gains) which would be required to be deducted or withheld from the payments in the liquidation of the paying company;

Dividend Determination Date means the date on which the directors of Reed Elsevier resolve to pay or recommend any dividend;

Elsevier Ordinary shares means, subject to paragraph 8.4 below, Ordinary shares of DFl 1 each in the capital of Elsevier;

Equalisation Ratio means the ratio of 1.538:1, subject to adjustment in accordance with paragraphs 8 and 9 and subject to such further adjustments as Reed and Elsevier may from time to time agree;

Financial Period means a financial year of either Reed or Elsevier or any other period for which the accounts of either of them may by mutual agreement be made up;

Reed International Group means Reed and its subsidiaries from time to time;

Reed Ordinary shares means, subject to paragraph 8.4 below, Ordinary shares of 25 pence each in the capital of Reed.

1.2 Words and expressions defined in or for the purposes of articles 105 (Income Rights) and 106 (Capital Rights) of the articles of association of Reed Elsevier have the same meaning when used in this schedule.

                           PRINCIPLES OF EQUALISATION

                                     Income

2.1 Reed and Elsevier propose, except in relation to their 1992 final dividends and, in the case of Reed, its 1992 interim dividend and except in the further circumstances described in this schedule, to pay dividends on their ordinary shares on the basis that the ratio of the Gross Dividend Amount on one Elsevier Ordinary share to the Gross Dividend Amount on one Reed Ordinary share, translated using the Applicable Exchange Rate, will be the Equalisation Ratio.

                                     Capital

2.2 Reed and Elsevier propose, on the bases and assumptions set out or referred to in this schedule, that the interests of their respective shareholders in the underlying capital of the Reed Elsevier Group, having regard to their interests in the Finance Group, should reflect the Equalisation Ratio.

                                 Liabilities etc

2.3 Having regard to the principles set out above, the parties intend to agree the amounts of all dividends to their respective shareholders and to ensure that dividends paid to Reed and Elsevier from companies within the Reed Elsevier Group and the Finance Group are sufficient to fund those dividends to the shareholders having regard to available assets and liabilities of Reed and Elsevier respectively and any deficiencies in distributable reserves which may from time to time arise.

However, it is further intended that any expenditure or liability of Reed or Elsevier (a) directly or indirectly constituting, or resulting from or arising out of, any act of omission by or matter concerning the relevant party which has constituted a breach of this Agreement or the Original Governing Agreement or which would not have existed had clause 4.2 of the Implementation Agreement been observed by that party or (b) incurred in discharge of a liability, or being a liability, to pay to the other party damages or any other amount by way of compensation for breach of contract or other wrongful act or incurred in settlement of any claim by the other party (whether or not liability is admitted) or in discharge of expenses incurred in the settlement of such a claim, shall be left out of account in determining their dividend entitlements from the Reed Elsevier Group and/or the Finance Group in such a way that such expenditure or liability may result in dividend payments by Reed and Elsevier not reflecting the Equalisation Ratio.

                             Operation of principles

2.4 Reed and Elsevier will keep under review (and agree to amend where necessary) the detailed arrangements for equalisation embodied in this schedule and in the articles of association of Reed Elsevier, with a view to ensuring that those arrangements work in conformity with the principles stated above.

                                DIVIDEND CALENDAR

3.1 Reed and Elsevier shall co-operate with a view to announcing their interim and final dividends respectively at the same time and on the same day.

3.2 All dividends on Reed Ordinary shares and Elsevier Ordinary shares shall become payable to shareholders (or, in the case of bearer shares, to paying agents for collection by shareholders) on the same date.

3.3 Reed and Elsevier shall co-operate so far as practicable in co-ordinating the timing of all other aspects of dividend payment.

                     EQUALISATION OF GROSS DIVIDEND AMOUNTS

4.1.1 In relation to each proposed dividend payment to their shareholders, the Board of Reed and the Elsevier Combined Board shall agree from time to time the Gross Dividend Amounts in respect of dividends to be declared, paid or, where appropriate, recommended for payment by them respectively. The amounts so agreed shall, subject as provided in paragraph 4.5 below, form the basis for calculation of the E Target Dividend and the R Target Dividend respectively for the purposes of article 105 (Income Rights) of the articles of association of Reed Elsevier.

4.1.2 Subject to the provisions of this schedule, the Board of Reed and the Elsevier Combined Board shall declare, pay or recommend dividends of such an amount that, in relation to any proposed dividend payment, the ratio of the Gross Dividend Amount in respect of the proposed dividend payment on one Elsevier Ordinary share to the Gross Dividend Amount in respect of the proposed dividend payment on one Reed Ordinary share, calculated using the Applicable Exchange Rate, is the Equalisation Ratio.

4.2.1 Notwithstanding the provisions of sub-paragraph 4.1.2, either the Board of Reed or the Elsevier Combined Board may decide, with the consent of the other party, to declare, pay or recommend a dividend which is lower than the amount that would be implied by the Equalisation Ratio if it considers that payment of a dividend by Reed or Elsevier, as appropriate, according to the Equalisation
Ratio:

(a) would result in the payment of a dividend which it would be unlawful to pay, whether by reason of (i) the inadequacy of distributable reserves or the amounts payable to it pursuant to paragraphs (a) to (e) of article
     105.2 of the articles of association of Reed Elsevier being insufficient to enable it to discharge its liabilities and to pay all preferential dividends or the existence of Excluded Shares or (ii) otherwise; or

(b) would, because of movements in the euro-sterling exchange rate, result in it declaring, paying or recommending a dividend of an amount which it would be unreasonable to pay having regard in particular to (i) the level of the corresponding interim or final dividend in respect of the last preceding Financial Period and/or (ii) the development of the level of earnings of the Reed Elsevier Group and the Finance Group, expressed respectively in sterling and euro, and/or (iii) any special circumstances in the country of incorporation of Reed or Elsevier, as appropriate, relevant to the decision as to the level of dividend which would be reasonable.

4.2.2 In addition, the parties acknowledge that, in relation to any proposed dividend payment, the amounts declared, paid or recommended by the Board of Reed or the Elsevier Combined Board may not reflect the Equalisation Ratio:

(a) where, as a result of the matters mentioned in the second paragraph of paragraph 2.3 above, the dividend which that party receives under article 105 (Income Rights) of the articles of association of Reed Elsevier is insufficient to enable it to make onward payment of the R Target Dividend or the E Target Dividend, as appropriate; or

(b) where, following the reduction by one party of its dividend payment to shareholders in accordance with sub-paragraphs 4.2.1(a)(ii) or 4.2.1(b) above, subsequent compensatory payments are to be made to the relevant shareholders as contemplated in sub-paragraph 4.3.1, 4.3.2 and 4.4 below; or

(c) where, following a disposal by Reed of all or part of its indirect interest in the Exchange shares, it makes a distribution to its shareholders from the proceeds of disposal.

4.2.3 Where, for any of the reasons stated in sub-paragraphs 4.2.1 or 4.2.2 above either the Board of Reed or the Elsevier Combined Board decides not to declare, pay or recommend a dividend according to the Equalisation Ratio, Reed and Elsevier shall make available to their shareholders, together with and in the same manner as the announcement of the dividend, a statement explaining why dividends have been or will be declared, paid or recommended which are not in accordance with the Equalisation Ratio and the implications of that fact for future dividends (insofar as they are known).

4.3.1 Where, in accordance with sub-paragraph 4.2.1(a)(ii), the Board of Reed or the Elsevier Combined Board has resolved to declare, pay or recommend a dividend lower than the amount that would be implied by the Equalisation Ratio, the parties shall discuss how to give effect to the principle that the body of shareholders receiving the lower dividend should, as soon as practicable after it becomes possible as a matter of law and over such period as the parties agree to be reasonable, be compensated for the amount foregone (though this will not necessarily involve any payment of interest or any other form of additional compensation to reflect the delay in receipt). Any future compensatory dividends shall be paid at the same time as routine dividend payments by Reed and Elsevier.

4.3.2 The arrangements which the parties consider appropriate to give effect to the principle referred to in sub-paragraph 4.3.1 may include, without limitation, either:

(a) provision for the amount that would otherwise be payable in respect of the Target Dividend Amount of the party affected in relation to the relevant dividend payment to be reduced, with the amount of the reduction being credited to a separate reserve denominated in sterling in the books of Reed Elsevier and being preserved by Reed Elsevier (so far as reasonably possible) so as to be available for payment to the affected party (together with any notional interest or other compensation to reflect the delay in receipt, if the parties have so agreed) when circumstances permit its onward distribution to shareholders of that party (and, in this event, the rights of the parties to capital on a winding-up of Reed Elsevier shall also take account of the amount remaining credited at the Commencement Date to such separate reserve) and the parties shall agree arrangements to protect their respective shareholders against significant prejudice caused by currency fluctuations affecting the value of the separate reserve measured in terms of the currency in which payment of the compensatory dividend will be made; or

(b) provision for a reserve on similar terms to be set up in the books of Elsevier Reed Finance (but no reserve shall be established or maintained in favour of Reed in Elsevier Reed Finance unless there is at all relevant times also a corresponding reserve, of an equal or higher amount, in favour of Elsevier); or

(c) provision for the whole of the relevant Target Dividend Amount to be paid to the affected party in full ignoring the fact that the affected party will pay a lesser amount by way of dividends to its shareholders, in which event the affected party shall establish a reserve in its own books of the amount so received which it is unable to pay on to its shareholders (translated into euros, in the case of Elsevier) and the rights of the affected party, whether to income or capital, from Reed Elsevier shall have regard to the purpose for which that reserve is maintained.

4.3.3 The arrangements to give effect to the principle in sub-paragraph 4.3.1 may also include arrangements to deal with (a) changes in the share capital of the relevant party and (b) changes in the taxation regime or rates of tax or tax credit applicable to the relevant party or to the payment of dividends to or by it, in either case prior to the relevant compensatory dividends having been paid.

4.4 Where, in accordance with sub-paragraph 4.2.1(b), the Board of Reed or the Elsevier Combined Board has resolved to declare, pay or recommend a dividend which is lower than the amount that would be implied by the Equalisation Ratio, the parties acknowledge that it will not normally be appropriate for the body of shareholders receiving the lower dividend to be compensated for the amount foregone. If the parties agree otherwise, they shall also agree the arrangements necessary to permit such compensatory payments, having regard to the provisions of sub-paragraph 4.3 above.

4.5 For the purposes of article 105 (Income Rights) of the articles of association of Reed Elsevier, Gross Dividend Amounts and Target Dividend Amounts shall be calculated ignoring any requirement or the possibility of any decision to pay a different amount by reason of any of the circumstances described in paragraph 4.2 above.



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


4.6 For the avoidance of doubt, where either party pays a dividend lower than the amount implied by the Equalisation Ratio by reason of the circumstances described in sub-paragraph 4.2.1(a)(i) or in sub-paragraph 4.2.2(a), the parties do not envisage that any arrangements shall be made to enable any future compensatory payments to be made in respect of the amounts foregone.

                               DIVIDEND PROCEDURE

5.1 In the period prior to any Dividend Determination Date, the parties shall consult with a view to agreeing, as envisaged by sub-paragraph 4.1.1, the Gross Dividend Amount to be declared, paid or recommended for payment by each of them (subject to final determination of the Applicable Exchange Rate) and hence the Target Dividend which each proposes to notify to Reed Elsevier on the Dividend Determination Date pursuant to article 105 (Income Rights) of the articles of association of Reed Elsevier.

5.2 The parties shall also, prior to each Notification Time, provide to each other (and to Reed Elsevier) information as to the amounts which they intend to notify to Reed Elsevier prior to the relevant Notification Time in accordance with article 105 (Income Rights) of the articles of association of Reed Elsevier as to, respectively, their:

(a)  Cash Requirements, Relevant Cash and Permitted Liabilities;

(b)  Deficit Amounts;

(c)  Preference Share Amounts; and

(d)  Target Dividend Amounts.

Each party shall supply to the other such further information as the other may reasonably request as to the bases of, and assumptions underlying, the calculation of any such figures. The parties shall procure that Reed Elsevier supplies them with the information as to the timing of future dividend declaration and payments which they require for the purpose of calculating the relevant amounts.

5.3 The parties envisage that, on each Dividend Determination Date, the following events will, so far as practicable, occur in the sequence set out below:

(a) by the passing of shareholder resolutions, Reed Elsevier Nederland BV and Reed Elsevier Overseas BV declare the dividends, if any, payable by them respectively on the shares in their respective capital held by Elsevier;

(b) by the passing of a shareholder resolution, Elsevier Reed Finance declares the dividends, if any, payable on the shares held by Reed and the shares held by Elsevier respectively;

(c) Reed and Elsevier give to Reed Elsevier the formal notifications required by article 105 (Income Rights) of the articles of association of Reed Elsevier as to their respective Cash Requirements, Relevant Cash, Permitted Liabilities, Deficit Amounts, Preference Share Amounts, Target Dividends and Target Dividend Amounts;

(d) the Board of Reed Elsevier resolves to declare, pay or recommend for payment dividends in accordance with article 105 (Income Rights) of the articles of association of Reed Elsevier;

(e) meetings of the Boards of Reed and Elsevier respectively take place to approve announcements or make declarations or recommendations of their dividends to shareholders, with a view to simultaneous public announcements being made.

5.4 The parties acknowledge that it is their intention that Reed Elsevier pay all dividends by way of interim dividend, rather than by payment of a final dividend requiring approval by the shareholders of Reed Elsevier. If final dividends are recommended for payment by the Board of Reed Elsevier, Reed and Elsevier undertake to exercise their votes as shareholders to ensure that the resolution to approve the dividend recommended by the Board is passed.

5.5 Neither party shall, without the consent of the other, declare or pay any dividend other than:

(a) dividends not exceeding the R Target Dividend or the E Target Dividend, as the case may be, from time to time notified to Reed Elsevier;

(b) dividends by Reed of the proceeds of sale of all or part of its indirect interest in the Exchange shares;

(c) dividends of amounts reflecting the release of any reserve maintained pursuant to sub-paragraph 4.3.2 or paragraph 4.4 above; or



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



(d) dividends of amounts paid to the relevant party pursuant to paragraph (g) of article 105.2 of the articles of association of Reed Elsevier.

5.6 Elsevier shall pay to the holders of its Exchange shares any amount which it has, in notifying the E Target Dividend and Target Dividend Amount, indicated that it intends to pay in respect of those shares.

5.7 The parties agree to consider, in relation to each dividend payment, the arrangements which should be effected with a view to ensuring that changes in currency exchange rates after the Dividend Determination Date do not prejudice the ability of either party to discharge its liabilities or pay its Target Dividend.

5.8 The parties shall comply with their obligations under the provisions of article 105.6 and 105.10 of the articles of association of Reed Elsevier.

                             DISTRIBUTIONS IN SPECIE

6.       Reed and Elsevier shall not make any distribution in specie.

                                 CAPITAL RIGHTS

7.1.1 In the event of a winding-up of Reed Elsevier, the intention of the parties is that, on the basis of the Assumptions set out in article 106 (Capital Rights) of the articles of association of Reed Elsevier and subject to Reed and Elsevier having complied with their respective obligations under the Implementation Agreement, the Original Governing Agreement and the Governing Agreement and to the application of paragraphs 4.3 and 4.4 above or 9.2 below, the sums paid up to Elsevier and Reed respectively in the winding-up should be such that the ratio of the Capital Distribution which Elsevier would be able to make on one Elsevier Ordinary share to the Capital Distribution which Reed would be able to make on one Reed Ordinary share (assuming full distribution as capital of the aggregate amounts available in each of Reed and Elsevier on the basis of the Assumptions) would be the Equalisation Ratio. On the occasion of each successive interim or final distribution of capital by Reed Elsevier, the exchange rate to be used in applying the Equalisation Ratio shall be the average euro sterling exchange rate over the period of 365 days ending on the fifth Business Day before the date on which the relevant Proposed Distribution is notified by the Liquidator pursuant to paragraph (a) of article 106.3 of the articles of association of Reed Elsevier (the Notification Date) (determined by reference to the closing spot mid point rates for each Business Day in such period of 365 days as shown in the London edition of the Financial Times or such other point of reference as the parties shall agree).

7.1.2 Sums to be distributed to Reed and Elsevier in accordance with the principle in sub-paragraph 7.1.1 and as an interim or final distribution pursuant to paragraph (e) of article 106.2 of the articles of association of Reed Elsevier will be calculated by reference to the following formulae:

         R  + E  + D    (R  + E     S )   (P )     (D      S )
          R R R ( E E B) ( E) ( E A) ER X ____________ = (________ X __) + (__)_ + (___ X____)
             N          ( N         S )   (N )     (N      S )
              R         (  E         N)   ( E)     ( E      M)


A = D  +  D
     R     E

where:

R =  the aggregate of:
 R

(a) the amount (if any) by which the R Available Assets exceed the sum of R Permitted Liquidation Liabilities and the R Preference Capital Amount;

(b) the aggregate of the amounts which would be received by Reed (directly or indirectly, but taking account of tax costs in RHBV, except to the extent such tax costs would not arise but for, or are increased by, a breach of the terms of clause 4.2 of the Implementation Agreement, or of the Original Governing Agreement or of this Agreement or of the agreement referred to in sub-clause 6.1 of this Agreement) in the liquidation of Elsevier if (i) the Assumptions were fulfilled and (ii) Elsevier were to distribute in sterling:

     (A) the amount (if any) by which its Available Assets exceed the sum of its Permitted Liquidation Liabilities and Preference Capital Amount, to the extent such amount would in fact be capable of distribution by the E shareholder having regard, amongst other things, to liabilities of the E shareholder which are not Permitted Liquidation Liabilities, plus the Excess Amount of Elsevier, all multiplied by X; and

     (B) the aggregate of all amounts received by Elsevier pursuant to paragraph (e) of article 106.2 of the articles of association of Reed Elsevier (but for this purpose the Excess Amount of Elsevier shall not be deemed to have been so received), each such amount being multiplied by Y;

     (c) the cash amount of all previous distributions made to the R shareholder pursuant to paragraph (e) of article 106.2 of the articles of association of Reed Elsevier;

E =  the Excess Amount of Reed in relation to the relevant Proposed
 R   Distribution;

D =  the cash amount to be paid to Reed;
 R

N =  the number of R Ordinary shares (excluding any Excluded Shares)
 R   in issue at the Commencement Date;

ER=  the Equalisation Ratio;

R =  the amount (if any) by which the E Available Assets exceed the sum of the
 E   E Permitted Liquidation Liabilities and the E Preference Capital Amount;

P    the cash amount of all previous distributions made to the E shareholder
 E pursuant to paragraph (e) of article 106.2 of the articles of association of Reed Elsevier, multiplied by the amount of S[u]A and divided by S[u]M in each case, as applicable to the Proposed Distribution which resulted in the relevant distribution;

E =  the Excess Amount of Elsevier in relation to the relevant Proposed
 E   Distribution;

D =  the cash amount to be paid to Elsevier;
 E

N =  the number of E Ordinary shares (excluding any Excluded Shares) in issue at
 E the Commencement Date plus the number of Exchange shares in issue to the extent that they would be entitled to rank pari passu with the E Ordinary shares in any liquidation of Elsevier;

A =  the Residual Amount in relation to the relevant Proposed Distribution;

S =  the average number of euros per pound sterling which would have been
 A obtained had an amount in sterling approximately equal to half the Residual Amount in relation to the relevant Proposed Distribution been converted into euros at an exchange rate equal to the average of the closing rates for the sale of euros for sterling for the five consecutive Business Days commencing with the tenth Business Day prior to the Notification Date as quoted by Barclays Bank PLC (or such other point of reference as the parties shall agree) and after deducting commission and other costs associated with the exchange;

S =  the amount of S[u]A in relation to the first Proposed Distribution;
 B

S =  the average of the closing mid-point spot euro-sterling exchange rates
 M (expressed as a number of euros per pound sterling) over the period of 365 days ending on the fifth Business Day before the Notification Date as shown in the London edition of the Financial Times (or such other point of reference as the parties shall agree);

S =  the amount of S[u]M in relation to the first Proposed Distribution;
 N

S =  the average of the closing mid-point euro-sterling exchange rates
 O (expressed as a number of euros per pound sterling) over the five days referred to in the definition of S[u]A as shown in the London edition of the Financial Times (or such other point of reference as the parties shall agree);

S =  the amount of S[u]O in relation to the first Proposed Distribution;
 P
       2
    (S )
S = ( B) ;
    ----
    (S )
    ( P)

Y = (in relation to each amount referred to in (b) in the definition of R[u]R above),
          2
       (S )
       ( A), S[u]A, and S[u]O  being in each case the figures applicable to the
       ----
       (S )  Proposed Distribution which resulted in the relevant
       ( O)   distribution to Elsevier;

provided that if, pursuant to the above formula, either D[u]R or D[u]E would be less than zero, the amount required to be paid to the relevant shareholder shall be nil and the amount required to be paid to the other shareholder shall equal the Residual Amount.

For the purpose of this paragraph, Excess Amount means, in relation to either Reed or Elsevier and any Proposed Distribution, the amount (if any) by which the amount paid (or deemed by virtue of the proviso to paragraph (b) of article
106.9 of the articles of association of Reed Elsevier to have been paid) to the relevant party pursuant to paragraph (d) of article 106.2 of the articles of association of Reed Elsevier exceeds the Preference Capital Amount of that party.

7.2 In the event of a liquidation of Reed Elsevier the parties shall comply with their obligations under article 106 of the articles of association of Reed Elsevier and shall co-operate with each other and with the Liquidator with a view to agreeing all matters necessary in connection with that liquidation. In particular, the parties shall supply to each other and to the Liquidator such information as shall reasonably be requested for the purpose of determining either party's Available Assets, Permitted Liquidation Liabilities, Residual Value (and, in the case of Reed, the RHBV Residual Value), Excess Liabilities Requirement, Preference Capital Amount and Target Capital Distribution Amount or understanding the bases and assumptions underlying those figures.

7.3 Reed and Elsevier acknowledge that changes in the taxation regime applicable to, or to the payment of dividends or capital distributions by or to, either of them or Reed Elsevier may result in the rights attaching to the shares in Reed Elsevier not having, or potentially not having, the economic effect contemplated by the parties at the date of the Original Governing Agreement. In particular, Reed and Elsevier acknowledge that, if any imputation or similar system were introduced in respect of the taxation of distributions of capital in liquidations of English or Dutch companies, this might result in the relative effective economic values which their shareholders enjoy, in terms of capital rights, in relation to the Reed Elsevier Group and the Finance Group ceasing to reflect the Equalisation Ratio. In these circumstances, the parties agree that they will discuss in good faith the appropriate revisions to the rights attaching to their holdings in the Reed Elsevier Group and the Finance Group in order to redress any disadvantage or potential disadvantage so arising, taking full account of the accounting and other implications of such revisions.

                FURTHER SHARE ISSUES AND THE EQUALISATION RATIO

                              Existing Commitments

8.1 No adjustment shall be made or required to the Equalisation Ratio to reflect the exercise, or lapse, of any right which any person may have held at the date the Original Governing Agreement became effective to subscribe, exchange for or convert into any share in the capital of either Reed or Elsevier. To the extent any rights outstanding at the date of the Original Governing Agreement lapse in future, the parties shall consider whether it is appropriate to take steps (for example by the placing of new shares in one party or by the purchase by one party of its own shares) to restore the ratio of their respective issued share capitals to the ratio that would have applied had all such outstanding rights been exercised in full.

                        Grant of new options to subscribe

8.2 It is contemplated that issues of shares by either party pursuant to any agreed employee share option arrangements implemented after the date the

Original Governing Agreement became effective have been or will be on terms which enable the Equalisation Ratio to continue without adjustment, without unfairness to the ordinary shareholders of either Reed or Elsevier. It is not contemplated that issues of this nature will be such as, by themselves, result in significant long-term imbalances to the ratio of the aggregate dividends paid by the Reed Elsevier Group and the Finance Group to Reed and Elsevier respectively.

                            Scrip or Stock Dividends

8.3 Neither party shall make available to its shareholders any scrip or stock dividend or equivalent facility without the consent of the other. In principle, however, if either party does introduce such a facility for its shareholders, with the consent of the other party, no adjustment shall be made or required to the Equalisation Ratio unless the relevant new shares are issued at below the prevailing market price of the relevant Company's shares at the date of issue. It is not contemplated that issues of this nature will be such as by themselves result in significant long-term imbalances to the ratio of the aggregate dividends paid by the Reed Elsevier Group and the Finance Group to Reed and Elsevier respectively.

                         Consolidation and sub-division

8.4 If, with the consent of the other party, either Reed or Elsevier shall give effect to a consolidation or sub-division of its share capital, the appropriate arithmetical adjustment shall be made to the Equalisation Ratio and in the values of N[u]R or, as appropriate, N[u]E in paragraph 9.2 below (and the definition in this schedule of "Elsevier Ordinary shares" or "Reed Ordinary shares", as appropriate, shall be construed accordingly).

                              Capitalisation issues

8.5 If, with the consent of the other party, either Reed or Elsevier shall make an issue of ordinary shares (except an issue made in lieu of the payment of cash dividends) by way of capitalisation of profits or reserves, the appropriate arithmetical adjustment shall be made to the Equalisation Ratio and in the values of N[u]R or, as appropriate, N[u]E in paragraph 9.2 below .

                        Issues for non-cash consideration

8.6 Where the parties agree, shares or other securities of either Reed or Elsevier (or both) may be issued as consideration for the acquisition of shares or other assets by Reed and/or Elsevier (or Reed Elsevier), as appropriate, on terms that there shall be no adjustment to the Equalisation

Ratio provided that satisfactory arrangements are put in place to ensure that the ultimate benefit of, and the ultimate burden of any liability resulting from, such acquisition are shared by the shareholders of Reed and Elsevier in a manner consistent with the Equalisation Ratio.

                         Non-pre-emptive issues for cash

8.7 Where the parties agree, shares or other securities of either Reed or Elsevier may be issued on a non-pre-emptive basis for a cash consideration on terms that there shall be no adjustment to the Equalisation Ratio provided that satisfactory arrangements are put in place to ensure that the ultimate benefit of, and the ultimate burden of any liability resulting from, such an issue are shared by the shareholders of Reed and Elsevier in a manner consistent with the Equalisation Ratio.

                         Rights issues and rights offers

8.8.1 Where the parties agree, either Reed or Elsevier (or both) may offer (or procure another person to offer) their respective shares or other securities to their respective shareholders by way of rights.

8.8.2 Subject to sub-paragraph 8.8.3 below, no adjustment to the Equalisation Ratio shall be required provided satisfactory arrangements are put in place to ensure that the ultimate benefit of the proceeds of, and the ultimate burden of any liability resulting from, such an offer by way of rights are shared by the shareholders of Reed and Elsevier in a manner consistent with the Equalisation Ratio.

8.8.3 Where, however, the effect of:

(a) the price at which shares or other securities are offered to shareholders, relative to the prevailing market price;

(b) the number of shares or other securities offered by Reed and Elsevier respectively (or the fact that such shares or other securities are offered by one party alone); and

(c)  any other relevant circumstances,

is such that the shareholders of either Reed or Elsevier benefit in a manner that is not consistent with the Equalisation Ratio, the parties envisage that an adjustment to the Equalisation Ratio may be required.

                           EXCHANGE SHARES IN ELSEVIER

9.1 If any of the Exchange shares or any of the Elsevier Ordinary shares into which they are converted are disposed of with the agreement of Elsevier by RHBV (or any other member of the Reed International Group which from time to time holds those shares with the agreement of Elsevier) and all or part of the proceeds of sale are distributed (in whatever manner) to shareholders of Reed, the Equalisation Ratio shall be adjusted in such manner as the parties shall agree to be appropriate to reflect that distribution.

9.2 If any of the Exchange shares or any of the Elsevier Ordinary shares into which they are converted are disposed of (a) in circumstances in which the agreement of Elsevier is not required or (b) in breach of the Original Governing Agreement, this Agreement or the agreement referred to in sub-clause 6.1 of this Agreement, then whether or not any of the proceeds of sale are distributed to shareholders of Reed, unless the parties otherwise agree, such proceeds shall be held by Reed on terms that enable the shareholders of Reed alone to benefit, to the extent they are not so distributed, and the Equalisation Ratio shall be adjusted in accordance with the following formula:

        N
         R
ER = _________
  2  N  + 2 N
      E      X

where:

ER = the new Equalisation Ratio;
  2


N  = subject to paragraphs 8.4 and 8.5 above, 568,403,622 (being the number of
 R Reed Ordinary shares in issue at the date on which the Implementation Agreement was signed, plus the number of unissued Reed Ordinary shares over which there then subsisted options, conversion rights or other rights to subscribe);

N =  subject to paragraphs 8.4 and 8.5 above, 65,814,744, (being the number of
 E Elsevier Ordinary shares in issue at the date on which the Implementation Agreement was signed, plus the number of unissued Elsevier Ordinary shares over which there then subsisted options, conversion rights or other rights to subscribe), plus the number of Exchange shares (or, if larger, the number of Elsevier Ordinary shares into which they are convertible) or Elsevier Ordinary shares deriving therefrom, disposed of by members of the Reed International Group in the relevant disposal; and

N =  subject to paragraphs 8.4 and 8.5 above, the number of Exchange shares, and
 X any Elsevier Ordinary shares resulting from conversion of Exchange shares, held by members of the Reed International Group after the relevant disposal.

The parties acknowledge that the numbers set out for N[u]R and N[u]E above may require adjustment to reflect adjustments to the Equalisation Ratio in the various circumstances described in paragraph 8 above.

9.3 Except as mentioned above, a sale of the Exchange shares or any of the Elsevier Ordinary shares into which they are converted shall not result in an adjustment to the Equalisation Ratio.

9.4 If any shares in any company which holds Exchange shares or any Elsevier Ordinary shares into which they are converted, or in any holding company of any such companies, are disposed of by Reed or by any of its subsidiaries, the foregoing provisions of this paragraph 9 shall apply mutatis mutandis.

                      ADJUSTMENTS TO THE EQUALISATION RATIO

10.  Upon any adjustment to the Equalisation Ratio, the parties shall:

(a) make such public announcements as are appropriate, having regard to the regulatory requirements to which they are respectively subject; and

(b)  notify Reed Elsevier in writing of the adjustment.

                                   SCHEDULE 2

                        Deed of undertaking for directors

THIS DEED OF UNDERTAKING is made by me, [name of director] of [address] on [date].

I hereby undertake to Reed Elsevier plc a company registered in England with number 2746616 (Reed Elsevier), Reed International P.L.C., a company registered in England with number 77536 (Reed) and to Elsevier NV, a company incorporated in The Netherlands whose principal office is at [address at the time of making the deed] (Elsevier) that if:

(a) at a general meeting, a resolution proposing my appointment or re-election as a director of Reed or Elsevier is not passed by the requisite majority; or

(b) I am removed or resign from the board, or otherwise cease for any reason to be a director, of any of Reed, Elsevier or Reed Elsevier,

then, to the extent that I hold such a position at that time, I shall immediately resign from the position of director of any and all of Reed, Elsevier or Reed Elsevier except in circumstances where a Notice of Suspension has been given under clause 9 of the Governing Agreement between Reed and Elsevier. If a Notice of Suspension has been given, I may continue as a director of each of Reed, Elsevier and Reed Elsevier unless:

(i) I am removed from any of those companies in accordance with their respective articles of association, in which case I shall cease to be a director of that company; or

(ii) in circumstances where I am a director of a `Party giving Notice' (as defined in clause 9 of the Governing Agreement):

     (A) I am removed as a director in accordance with a resolution of the shareholders of that party; or

     (B) after retiring and being proposed for re-election, I fail to be re-elected as a director by the shareholders of that party,

          in which case I shall also immediately resign from my position as a director of Reed Elsevier.

This deed of undertaking shall be governed by and construed in accordance with English law.

SIGNED as a deed and delivered by

 .............................
[Director]
in the presence of:

[Witness
Occupation
Address]

SIGNED as a deed and delivered by

 .............................
[Director]
in the presence of

[Witness
Occupation
Address]

SIGNED by NIGEL STAPLETON             )
for and on behalf of                  )
REED INTERNATIONAL P.L.C.             )
in the presence of Leslie Dixon       )








SIGNED by HERMAN BRUGGINK             )
for and on behalf of ELSEVIER NV      )
in the presence of Erik Ekker         )









SIGNED by                             )
MORRIS TABAKSBLAT                     )
Chairman of the Supervisory Board of  )
ELSEVIER NV in the presence of        )
Erik Ekker                            )

                               DATED 15 APRIL 1999


                            REED INTERNATIONAL P.L.C.


                                   ELSEVIER NV

                            ========================

                               GOVERNING AGREEMENT
                                (Conformed copy)

                            =========================

                                    CONTENTS

Clause                                                                            Page

    1. Interpretation                                                               2

    2. Purpose and effective date                                                   4

    3. Management                                                                   5
       Board Composition                                                            5
       Nominations Committee                                                        6
       Board appointments - Reed and Reed Elsevier                                  7
       Board appointments - Elsevier                                                8
       Appointment of Chairman and Chief Executive                                  8
       Retirement of directors                                                      9
       Removal of director                                                          9
       Remuneration committee                                                      10
       Remuneration of directors by Reed and Elsevier                              10
       Audit committee                                                             10
       Elsevier Reed Finance                                                       10

    4. General undertakings                                                        11
       Shareholder approval                                                        11
       Controls on the Reed Elsevier Group and the Finance Group                   13
       Share capital                                                               13
       Limitation of activities of Reed and Elsevier                               14
       Business of Reed and Elsevier                                               16
       Application of cash                                                         16
       Reed and Elsevier liquidity                                                 16

    5. Guarantees and indemnities                                                  16

    6. Exchange shares/shares in RHBV                                              16
       Exchange shares                                                             16
       Shares in RHBV                                                              17
       Listing                                                                     17

    7. Equalisation                                                                17

    8. Standstill                                                                  17

    9. Change of control                                                           18

   10. Intellectual property rights                                                22

   11. Accounting matters, corporate governance and disclosure obligations         22
       Accounting reference date                                                   22
       Audit committees                                                            22
       Accounting policies and practices                                           22
       Corporate Governance and disclosure standards                               22

   12. Information                                                                 23
       The Operating Group and the Finance Group                                   23
       Reed and Elsevier                                                           23



                                                                          Page I










Clause                                                                            Page


       Confidentiality                                                             23

   13. Stock exchange obligations                                                  23

   14. Relationship to articles of association                                     23

   15. Notices                                                                     24
       Form of Notice                                                              24
       Time of Service                                                             24
       Addresses                                                                   24
       Proof of service                                                            25

   16. Miscellaneous                                                               25
       Regulatory                                                                  25
       No assignment                                                               26
       No waiver                                                                   26
       Amendment                                                                   26
       No partnership or agency                                                    26
       Severance                                                                   26

   17. Termination                                                                 26

   18. Counterparts                                                                27

   19. Jurisdiction                                                                27

   20. Forum non conveniens                                                        27

   21. Agent for process                                                           27

   22. Governing law                                                               28

SCHEDULES                                                                          29



                                    Page II






